EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent

TF Financial Corporation

Subsidiaries	Percentage Owned	Jurisdiction of Incorporation

Third Federal Bank (a)	100%	United States

TF Investments Corporation (a)	100%	Delaware

Teragon Financial Corporation (a)(b)	100%	Pennsylvania

Penns Trail Development Corporation (a)	100%	Delaware

Third Delaware Corporation (a) (b)	100%	Delaware

(a)                                  The operations of this subsidiary are included in the consolidated financial statements contained in the 2004 Annual Report to Stockholders incorporated herein by reference.

(b)                                 Third Delaware Corporation  and Teragon Financial Corporation are a wholly-owned subsidiaries of Third Federal Bank.